Exhibit 10.1

Mr. Raymond J. Wilson
1431 Hampton Drive

Downingtown, PA 19335

Dear Ray:

This letter agreement (the “Release Agreement”) confirms that your employment with Innovative Solutions and Support, Inc. (the “Company”), and its affiliated entities was terminated effective September 8, 2008.  You and the Company agreed to the following terms:

1.                                       Effective Date.

(a)                                  Your employment with the Company and its affiliated entities terminated on September 8, 2008 (“Separation Date”).  You hereby agree to resign as a member of the Board of Directors of the Company, effective as of the date hereof, and acknowledge and agree that such resignation is irrevocable and not subject to the provisions of Section 3(v) of this Release agreement.

(b)                                 Except for the provisions of Section 10, Section 11 and Section 12.11 thereof, the Employment Agreement between you and the Company, dated as of January 21, 2008 (the “Employment Agreement”), terminated on the Separation Date.  Capitalized terms used in this Release Agreement but not defined herein will have the meanings given to such terms in the Employment Agreement.

2.                                       Payments and Benefits.

(a)                                  Provided that you execute and do not revoke this Release Agreement pursuant to Section 3(v) hereof and you continue to comply with Section 11 of the Employment Agreement, the terms of which are incorporated herein by reference, you will receive a payment of $90,000 (including $39,039 in moving expense reimbursement to be paid upon receipt of an executed copy of this document) plus your Base Salary ($400,000 per annum – see attached Exhibit A for detailed calculation) for the remainder of the Term of Employment (through December 31, 2009) as a result of your termination by the Company without Cause.

(b)                                 The Company shall reimburse you for the cost of COBRA health care continuation coverage (less the portion you would have been required to pay had you continued to be employed) for you and your family, provided you timely elect such coverage, until the earlier of December 30, 2008 or your departure from the United States (such reimbursement to be made no later than the end of the calendar month following the calendar month during which you incur such costs).

720 Pennsylvania Drive   Exton, Pennsylvania  19341   USA   610-646-9800   Fax  610-646-0149

(c)                                  Please be aware that in order for you to avoid a 20% penalty tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on certain payments to be made pursuant to this Section 2, such payments shall, to the extent necessary to avoid such penalty tax, be delayed until the first payroll date after March 8, 2009, with the first such payment to include all payments that would otherwise have been made had such delay not been imposed.

3.                                       Release.  You, for yourself, your heirs, assigns, successors, executors, and administrators, in consideration of the promises and covenants set forth herein, hereby fully release and discharge (A) the Company and its affiliates, and (B) the Company’s officers, directors, members, shareholders, successors, partners, principals, employees, agents, representatives, attorneys, and/or any other individual connected with each of the foregoing (the “Individual Released Parties”), forever and unconditionally from any and all manner of action, claim, demand, damages, cause of action, debt, sum of money, contract, covenant, controversy, agreement, promise, judgment, and demand whatsoever, in law or equity, known or unknown, existing or claimed to exist (hereinafter, collectively referred to as “Claims”) arising from the beginning of time through the execution of this Release Agreement, including without limitation, all Claims relating to or arising out of the Employment Agreement, your employment and/or termination of employment with the Company, your service as a director of the Company, payment of base salary, bonus and/or employee benefits and/or any discrimination claim based on race, religion, color, national origin, age, sex, sexual orientation or preference, disability, retaliation, or any cause of action under the following in each case as amended: the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (except any valid claim to recover vested benefits, if applicable), any Pennsylvania anti-discrimination statutes and regulations, and/or any other federal, state or local law, rule, regulation, constitution or ordinance, or under any public policy or common law or arising under any practices or procedure of the Company or under the Employment Agreement or any equity incentive plan of the Company, and/or any claim for wrongful termination, back pay, future wage loss, injury subject to relief under the Workers’ Compensation Act, any other claim, whether in tort, contract or otherwise, or any claim for costs, fees or other expenses, including attorneys’ fees, provided, however, that nothing herein shall be deemed to release any claims that you may have arising from a breach by the Company of its obligations set forth in this Release Agreement, any rights and claims that you may have which arise after the date you execute this Release Agreement and any rights and claims you may have for indemnification pursuant to Section 10 of the Employment Agreement, which is incorporated herein by reference.

By signing this Release Agreement, you acknowledge that:

(i)                                     you have read and fully understand the terms of this Release Agreement;

(ii)                                  you have been advised and urged to consult with your attorneys, concerning the terms of this Release Agreement;

(iii)                               you have agreed to this Release Agreement knowingly and voluntarily and were not subjected to any undue influence or coercion in agreeing to its terms;

(iv)                              you have been given 21 days to consider this Release Agreement, and acknowledge that in the event that you execute this Release Agreement prior to the expiration of the 21 day period, you hereby waive the balance of said period;

(v)                                 you will have seven (7) days following your execution of this Release Agreement to revoke this Release Agreement and this Release Agreement shall not become effective or enforceable until the revocation period has expired; provided, however, that the provisions of this Section 3 (v) shall not apply to your resignation as a member of the Board of Directors of the Company, which resignation shall remain in effect if you revoke this Release Agreement.  Any revocation within this seven (7) day period must be submitted in writing and personally delivered, or mailed on the 7th day following your execution of this Release Agreement to Geoff Hedrick, Chairman & CEO, Innovative Solutions & Support, Inc., 720 Pennsylvania Drive, Exton, PA 19341.  No payment provided for in Section 2 or otherwise in this Release Agreement will be made until after the seven (7) day period has expired and this Release Agreement has become effective.  If this Release Agreement is revoked by you then you shall forfeit the payment and benefits provided in this Release Agreement and the Company shall not be required to provide any such payment, benefits or other consideration; and

(vi)                              you and the Company have agreed that no provision of this Release Agreement may be modified, changed, waived or discharged unless such waiver, modification, change or discharge is agreed to in writing and signed by you and the Company.

4.                                       Future Cooperation.  You agree to cooperate with any reasonable request by the Company, and will assist the Company, in connection with any matter with which you were involved or any existing or potential claim, investigation, audit, administrative proceeding, lawsuit or other legal or business matter that arose during your employment by the Company.  Such cooperation shall (i) be at a time and place convenient to you, (ii) be completed by telephone to the extent reasonably possible, and (iii) not interfere with your ability to carry on your business after the Separation Date.  Any costs incurred by you in connection with this Section 4 shall be reimbursed promptly.  In addition, you agree to immediately return to the Company the leased automobile, mobile communications device and personal computer provided to you by the Company during the term of your employment and to deliver, prior to December 31, 2009, appropriate receipts documenting your expenses in relocating from the vicinity of Exton, Pennsylvania to the United Kingdom.

5.                                       Employee Breach.  You acknowledge that upon any breach by you of any of the terms of this Release Agreement, the Company shall have the right to seek any legal or equitable relief that may be available.

6.                                       Withholding.  The Company may withhold from any amounts payable or provided under this Release Agreement all Federal, state, local or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.  You agree that the liability for full payment and satisfaction of any and all taxes of any kind and all other tax attributes arising out of or relating to any amounts payable or provided under this Release Agreement or otherwise by the Company is solely the responsibility and liability of you.

7.                                       Entire Agreement.  You understand that this Release Agreement fully and completely waives and gives up all claims you may have against the Company excepting only claims arising out of this Release Agreement.  This Release Agreement contains the entire understanding between you and the Company, and supersedes any and all other prior agreements, understandings, discussions, negotiations whether written or oral between you and the Company, except for those provisions of the Employment Agreement that are incorporated by reference herein.  You acknowledge that neither the Company nor any representative of the Company has made any representation or promise to you other than set forth herein.

8.                                       Governing Law; Disputes.  This Release Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, excluding conflicts of law principles.  Any disputes arising hereunder shall be settled by arbitration pursuant to Section 12.11 of the Employment Agreement.

9.                                       Severability.  If any of the provisions of this Release Agreement shall be held invalid, the remainder of this Release Agreement shall not be affected thereby, and shall remain in full force and effect.

10.                                 No Admissions.  It is understood and agreed that this Release Agreement does not constitute an admission by the Company or you that any action either party has taken was unlawful or wrongful, or that any action constituted a breach of contract or violated any federal, state, or local law, policy, rule or regulation.

11.                                 No Mitigation; No Offset.  You shall be under no obligation to seek other employment and there shall be no offset against any amounts due to you under this Agreement or otherwise on account of any remuneration attributable to any subsequent employment that you may obtain or business activities that you are engaged in hereafter.

If the terms of this Release Agreement are acceptable to you, please sign and date the enclosed copies of this Release Agreement and return one fully executed copy to the undersigned.

Very truly yours,

INNOVATIVE SOLUTIONS & SUPPORT, INC.

	By:	/s/ Geoffrey S.M. Hedrick

Its: Chairman and Chief Executive Officer
ACCEPTED AND AGREED:

/s/ Raymond J. Wilson
Raymond J. Wilson
Dated: November 10, 2008

EXHIBIT A

Innovative Solutions & Support, Inc.

Severance calculation - Ray Wilson

Annual salary		$400,000
Payday salary		$15,385
Weekly salary		$7,692
Daily salary		$1,538

Period

9/9/08 -9/12/08		$6,154	($7,692.31-$1,538.46)
W/E :
	19-Sep-08	7,692
	26-Sep-08	7,692
	3-Oct-08	7,692
	10-Oct-08	7,692
	17-Oct-08	7,692
	24-Oct-08	7,692
	31-Oct-08	7,692
	7-Nov-08	7,692
	14-Nov-08	7,692
	21-Nov-08	7,692
	28-Nov-08	7,692
	5-Dec-08	7,692
	12-Dec-08	7,692
	19-Dec-08	7,692
	26-Dec-08	7,692

Remaining salary FY 2008		$121,538

Calendar year 2009		400,000

Bbase salary due		$521,538